Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 20, 2020, in the Registration Statement (Form S-4 No. 333-236420) and related Prospectus of IAC/InterActiveCorp and IAC Holdings, Inc. for the registration of IAC Holdings, Inc. and New Match common stock.

/s/ Ernst & Young LLP

New York, New York

April 27, 2020